EXHIBIT 10.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

TNR HOLDINGS LLC

Dated as of December 20, 2013

SCHEDULES AND EXHIBITS

Schedule A	List of Members
Schedule B	Permitted Indebtedness
Exhibit A	Definitions
Exhibit B	Joinder Agreement
Exhibit C	Capital Accounts; Tax Allocations

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of

TNR HOLDINGS LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is dated as of December 20, 2013 (“Effective Date”) and is made by and among the members set forth on Schedule A attached hereto, and each other person who hereafter is admitted to the Company as a Member (as defined herein) in accordance with the terms hereof.  Exhibit A to this Agreement sets forth the definitions of capitalized words and phrases used in this Agreement.

R E C I T A L S

WHEREAS, the Company was formed as a limited liability company under the Delaware Act by the filing on December 16, 2013 of the Certificate of Formation of the Company in the office of the Secretary of State of Delaware; and

WHEREAS, the Company is a party to that certain Limited Liability Company Agreement (the “Original LLC Agreement”), effective as of December 16, 2013, between the Company and Mesa Energy, Inc., a Nevada corporation;

WHEREAS, in connection with the execution of the Unit Purchase Agreement, the parties hereto desire to enter into this Agreement to amend and restate the Original LLC Agreement to set out in this Agreement their respective rights, obligations and duties with respect to the Company and its business, management and operations.

NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

FORMATION AND ORGANIZATION

Section 1.1 Formation.  The Company was formed as a Delaware limited liability company pursuant to the Delaware Act by the filing on December 16, 2013 of the Certificate of Formation (the “Certificate”) of the Company with the Secretary of State of Delaware.

Section 1.2 Basic Rights of Members.  The Members intend and agree that this Agreement is for all purposes the “limited liability company agreement” of the Company as defined in the Delaware Act.

Section 1.3 Name.  The business of the Company shall be conducted under the name “TNR Holdings LLC” or such other name as the Management Committee may hereafter determine.

Section 1.4 Term.  The existence of the Company commenced on the date of filing its Certificate and shall continue until dissolved in accordance with Article 11 of this Agreement or upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 1.5 Business.  The business of the Company is to (a) engage in the exploration, development and production of oil and gas properties directly or through its subsidiaries, (b) do any and all other acts or things that may be incidental or necessary to carry on the business of the Company as described in clause (a) above and all things that the Management Committee may deem necessary, desirable, advisable, expedient, convenient for, incidental or appropriate to the furtherance and accomplishment of the foregoing purposes, and (c) to engage in any activity for which a limited liability company may be organized pursuant to the Delaware Act.  The Company is not authorized to and shall not engage in any business other than as described in this Section.

Section 1.6 Principal Place of Business; Registered Office and Agent.  The principal place of business of the Company shall be located at 71683 Riverside Drive, Covington, Louisiana 70433, or at such other location as shall be determined by the Management Committee.  The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware is the office of the initial registered agent named in the Certificate or such other office as the Management Committee may designate from time to time in the manner provided by law.

Section 1.7 No Liability.  Except as otherwise provided in the Delaware Act, or as specifically otherwise provided in this Agreement or in any other written agreement executed by such Member, no Member, as such, shall have any personal liability whatsoever to the Company, any of the other Members or any of the creditors of the Company for the debts, liabilities, contracts or other obligations of the Company (whether arising in contract, tort or otherwise) or any of the Company’s losses beyond, with respect to a Member, such Member’s Capital Contribution actually made.

ARTICLE 2

UNITS AND CAPITAL CONTRIBUTIONS

Section 2.1 Units.  Membership Interests in the Company shall be represented by “Units” as set forth on Schedule A, as amended from time to time in accordance with this Agreement.  Units shall not be represented by certificates.  Units shall be in one of two Classes consisting of “Class A Units” and “Class B Units”, and all Units of a Class shall have identical rights in all respects as all other Units of such Class, except as otherwise set forth in this Agreement.

(a) Class A Units.  Class A Units shall not entitle the holder(s) thereof to voting rights unless expressly provided under this Agreement or the Delaware Act.  It is intended by the Members that the Class A Units shall entitle the holders thereof to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company as set forth in this Agreement.  On or prior to the date hereof, each of the holders of Class A Units shall have made the Capital Contribution to the Company set forth opposite such holder’s name on Schedule A.

(b) Class B Units.  The Class B Units shall not entitle the holder(s) thereof to voting rights unless expressly provided under this Agreement or the Delaware Act.  It is intended by the Members that the Class B Units shall entitle the holders thereof to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company as set forth in this Agreement.  On or prior to the date hereof, each of the holders of Class B Units shall have made the Capital Contribution to the Company set forth opposite such holder’s name on Schedule A.

(c) Member Listing.  In the event Units shall be issued to or transferred to any Person and such Person shall be admitted as a Member in accordance with the terms of this Agreement, the Company shall amend Schedule A accordingly.

(d) Issuance of Units.

(1) Subject to the terms of this Section 2.1, the Company, subject to the approval of the Management Committee and the holders of a majority of the outstanding Class A Units, may issue additional Units to one or more Persons in such amounts and on as such terms as the Management Committee shall determine.  Notwithstanding anything to the contrary contained herein, as a condition to the receipt of any such additional Units, any such Person that is not already party to this Agreement shall be required to execute a Joinder Agreement in the form attached hereto as Exhibit B.

(2) Preemptive Rights. In the event the Company proposes to undertake an issuance or sale of additional Units (“New Units”), the Company shall provide written notice (the “Preemptive Right Notice”) to each Member of such intention, describing the number and terms of the New Units proposed to be issued or sold, the price per New Unit and the general terms upon which the Company proposes to issue or sell the New Units.  Each Member shall have thirty (30) days from the date the Preemptive Right Notice is received to give the Company written notice of such Member’s election to purchase all or any portion of such Member’s share of such New Units for the price and upon the terms specified in the Preemptive Right Notice.  Such Member’s notice shall state the quantity of New Units such Member desires to purchase.  Any Member who does not provide such notice to the Company within such thirty (30) day period shall be deemed to have waived such Member’s preemptive rights under this Section 2.1(d)(2) with respect to such New Units, provided the Company consummates the issuance thereof within one hundred twenty (120) days after it provides the Preemptive Right Notice to the Members at a price equal to or higher than the price specified in the Preemptive Right Notice given to the Members by the Company under this Section 2.1(d)(2).  Each Member so electing to purchase New Units pursuant to this Section 2.1(d)(2) shall be entitled to purchase his or its pro rata share of the number of New Units specified in the Preemptive Right Notice based on such electing Member’s Ownership Percentage relative to the aggregate Ownership Percentage of all electing Members.  If any New Units remain after the application of the preceding sentence, the Company shall notify the Members properly electing to purchase the entire share of the New Units that they were entitled to purchase pursuant to this Section 2.1(d)(2) and such Members shall be entitled, for a period of ten (10) days thereafter, to purchase such remaining New Units pro rata in accordance with their relative Ownership Percentage.  Any New Units remaining thereafter may be issued by the Company within one hundred twenty (120) days after it provides the Preemptive Right Notice to the Members on terms no less favorable than those contained in the Preemptive Right Notice.  This Section 2.1(d)(2) shall not apply to Class A Units issued pursuant to Section 1.3 or Section 1.4 of the Unit Purchase Agreement.

(e) Units as Securities.  The Units shall constitute “securities” for purposes of Article 8 of the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware and “investment property” for purposes of Article 9 thereof.

(f) Non-Redeemable.  Except as expressly provided in this Agreement, Units shall not be redeemable.

Section 2.2 Additional Capital Contributions; Dilution.

(a) Except for amounts paid by Gulfstar for additional Units pursuant to Sections 1.3 and 1.4 of the Unit Purchase Agreement, which amounts shall be deemed to be additional Capital Contributions by Gulfstar hereunder, the Members shall be liable only to make their initial Capital Contributions pursuant to Section 2.1, and no Member shall be required to lend any funds to the Company or to make any additional capital contributions to the Company.

(b) If Gulfstar exercises any of its rights pursuant to Section 5.1 of the Unit Purchase Agreement to cure a default, remove a lien, or make a payment in connection with that certain reserve-based loan facility pursuant to the Loan Agreement dated July 22, 2011 among Mesa Energy, Inc, Mesa Energy Holdings, Inc., Tchefuncte Natural Resources, LLC, Mesa Gulf Coast, LLC, and The F&M Bank & Trust Company (the “F&M Facility”), then any funds extended by Gulfstar in connection therewith shall be treated as a Capital Contribution by Gulfstar to the Company as follows: (i) additional Class A Units shall be issued to Gulfstar in an amount equal to (w) the amount of cash (including expenses) extended by Gulfstar pursuant to Section 5.1 of the Unit Purchase Agreement divided by (x) the F&M Payment Unit Price (as hereinafter defined); and (ii) for each Class A Unit issued under this Section 2.2(b), a Class B Unit shall be cancelled.  For purposes of calculating the number of Class A Units issued and Class B Units cancelled pursuant to this Section 2.2(b), the “F&M Payment Unit Price” shall be equal to (y) $8,222,693 divided by (z) 11,932.

Section 2.3 Return of or on Capital Contributions.  Except as expressly provided in this Agreement, (a) no Member shall receive any return or distribution of its Capital Contributions, (b) no Member shall receive any interest or other return on or with respect to its Capital Contributions, and (c) no Member shall be entitled to withdraw any part of its Capital Contributions.

Section 2.4 No Liability; No Deficit Restoration.  The Members shall not be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company (unless otherwise agreed to by such Member in writing) or of any other Member.  The Members intend and agree that no Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Company or any creditor of the Company.

Section 2.5 Waiver of Other Rights.  The Members have (i) no right under Section 18-604 of the Delaware Act to withdraw or resign and receive the fair value of their Membership Interests, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under Section 18-606 of the Delaware Act to pursue rights as a creditor of the Company with respect to any entitlement to receive distributions hereunder.

ARTICLE 3

DISTRIBUTIONS

Section 3.1 Distributions of Available Cash.

(a) Timing; Certain Distributions Pursuant to the Unit Purchase Agreement.

(1) Distributions of Available Cash from Operations shall be made to the Members only after the Company has paid all Company Costs then due, paid all amounts then due for principal, interest, fees and other amounts required under any indebtedness of the Company then currently due and established all reserves which shall be approved or determined by the Management Committee in its sole and absolute discretion.  Distributions of Available Cash from Operations, if any, shall be made at such times as the Management Committee shall determine.

(2) Distributions of Net Proceeds from a Capital Event shall be made to the Members at such time as the Management Committee shall determine.

(3) Notwithstanding anything to the contrary herein, any disbursement by the Company of amounts paid by Gulfstar for Units pursuant to Sections 1.2, 1.3, or 1.4 of the Unit Purchase Agreement in accordance with the use of proceeds set forth in Section 1.5 of the Unit Purchase Agreement, and Exhibit A, B or C thereto (including any changes thereto made in accordance with the terms thereof), whether directly or indirectly by distribution to Mesa or contribution to a subsidiary of the Company, shall not be subject to the provisions of Sections 3.1 and 3.2 hereof.

(b) Distribution Priority.  Except as may otherwise be provided pursuant to Section 3.1(a)(3), all distributions of Available Cash from Operations shall be made as follows:

(1) First, to the holders of Class A Units, pro rata, in accordance with the amounts due and unpaid pursuant to this Section 3.1(b)(1), until each holder of Class A Units has received cumulative aggregate distributions pursuant to this Section 3.1(b)(1) and Section 3.1(c)(1) in an amount equal to a cumulative eight percent (8%) annual return, compounded annually, on its Unreturned Capital Contributions;

(2) Second, to the holders of Class B Units and the Class A Units pro rata in proportion to their respective Ownership Percentages.

Provided that, notwithstanding anything to the contrary contained in this Section 3.1(b), all distributions made pursuant to this Section 3.1(b) on or prior to June 30, 2014 shall be made pursuant to Section 3.1(b)(2) and shall not be deemed a return of Capital Contributions.

(c) Except as may otherwise be provided pursuant to Section 3.1(a)(3), all distributions of Net Proceeds from a Capital Event shall be made as follows:

(1) First, to the holders of Class A Units, pro rata, in accordance with the amounts due and unpaid pursuant to this Section 3.1(c)(1), until each holder of Class A Units has received cumulative aggregate distributions pursuant to this Section 3.1(c)(1) and Section 3.1(b)(1) in an amount equal to a cumulative eight percent (8%) annual return, compounded annually, on its Unreturned Capital Contributions;

(2) Second, to the holders of Class A Units, pro rata, in accordance with the amounts due and unpaid pursuant to this Section 3.1(c)(2), until each holder of Class A Units has received cumulative aggregate distributions pursuant to this Section 3.1(c)(2) equal to its Unreturned Capital Contributions;

(3) Third, to the holders of Class B Units, pro rata in proportion to their respective Ownership Percentage, until the holders of Class B Units have received cumulative aggregate distributions pursuant to this Section 3.1(c)(3) equal to the difference between (x) a number determined by dividing (i) the aggregate Capital Contributions made by holders of the Class A Units by (ii) the aggregate Ownership Percentage (expressed as a decimal) of the holders of the Class A Units and (y) the aggregate Capital Contributions made by holders of the Class A Units; and

(4) Fourth, to the holders of Class B Units and Class A Units, pro rata in proportion to their respective Ownership Percentages.

Section 3.2 Tax Distributions.  The Company shall distribute to each Member, to the extent that distributions have not otherwise been made to such Member pursuant to Section 3.1(b) or Section 3.1(c), on a quarterly basis (or at such earlier times and in such amounts as determined by Gulfstar to be appropriate to enable the Members to pay their estimated income tax liabilities (or the Members’ members, as applicable), an amount equal to, for such fiscal quarter after adjusting for the Members’ allocable share of the Company’s tax losses carried to such fiscal quarter, fifty percent (50%) of the net taxable income allocated to each Member for such quarter pursuant to Exhibit C.  Any amounts distributed under this Section 3.2 to a Member shall constitute an advance against future distributions from the Company to such Member and, shall be taken into account in computing subsequent distributions to the Member under Sections 3.1(b) and 3.1(c) so that the net amount of distributions to the Members under Sections 3.1(b), 3.1(c), 3.2 and 3.3 shall be equal to the net distributions that would have been made had there been no distributions pursuant to this Section 3.2.  The distributions contemplated by this Section 3.2 shall only be made by the Company from cash on hand and the Company shall not be required to borrow or raise capital to fund such distributions.  In addition, the Company shall not be required to make any such distributions to the extent that the Company is subject to any loan agreement that prohibits such distributions.

Section 3.3 Withholding.  Notwithstanding anything herein to the contrary, the Company shall, if required by law, withhold any federal, state, local or foreign tax with respect to any Member’s allocable share of Company income or profits, or share of distributions or otherwise.  Such withheld amounts shall be treated as distributed to such Member hereunder.  The Company shall be authorized to take such other actions as shall be necessary or appropriate for the Company to comply with its obligations under federal, state, local and foreign tax laws.   To the extent that any amount deemed distributed hereunder exceeds the amount otherwise distributable during the Fiscal Year in which the withholding is made, the Member shall return such excess to the Company within ten days of the written demand by the Company.  The Members’ obligation to return any excess deemed distribution hereunder shall constitute an unsecured, personal obligation of the respective Members, and such Members shall indemnify the Company for any costs and expenses the Company incurs in connection with the recovery of the excess deemed distribution.  Further, any such excess amount shall accrue interest at the rate of 10 percent per annum, compounded annually, beginning 10 days after the written demand is made by the Company.  The Company is authorized to take such actions as shall be necessary or appropriate for the Company to recoup any such excess distribution.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1 Management Committee.

(a) Authority of Management Committee.  The operations and related contractual, financial and other affairs of the Company shall be managed and conducted under the direction of managers (each a “Manager”), who will act collectively as a “Management Committee.”  No individual Manager shall have the authority to act on behalf of the Company, or to bind the Company, except as expressly provided by the Management Committee acting pursuant to this Agreement.  Any action, approval or determination required to be taken by the Management Committee may only be taken by affirmative vote of a majority of the Managers then appointed, unless the vote of a greater number is required by this Agreement; provided, however, that if there is a vacancy on the Management Committee, no action, approval or determination may be taken unless the Member or Members entitled to fill such vacancy are given at least five days’ notice and an opportunity to fill such vacancy.  In all Management Committee votes, each Manager shall have one vote.  Managers need not be employees or Members of the Company.

(b) Appointment of Management Committee Members.  The initial Management Committee shall consist of three (3) Managers.  The Managers of the Management Committee shall be designated as follows: (i) Gulfstar, or its Transferee if such Transferee becomes a Member pursuant to Article 6, shall have the right to designate one (1) Manager, which initial designee shall be Mr. Marceau Schlumberger; (ii) Mesa Energy, Inc., or its Transferee if such Transferee becomes a Member pursuant to Article 6, shall have the right to designate one (1) Manager, which initial designee shall be Randy M. Griffin, and (iii) one (1) Manager shall be the President of the Company or, in the absence of a President, such other member of senior management designated by the Management Committee in good faith, which initial Manager shall be David Freeman.  Upon the consummation of the purchase of additional Class A Units by Gulfstar as contemplated by Section 1.3 of the Unit Purchase Agreement, the number of Managers on the Management Committee shall increase to five (5) and Gulfstar, or its Transferee if such Transferee becomes a Member pursuant to Article 6, shall have the right to designate two (2) additional Managers (for the avoidance of doubt, the other three (3) Managers shall be designated as set forth in the previous sentence).  Each Manager will hold office until the earliest to occur of the following events: (i) such Manager’s (A) death or Disability, (B) written resignation as a Manager, or (C) removal by written notice of the Member or Members that designated such Manager, (ii) a Transfer of all Units owned (beneficially or otherwise) by the Member that designated such Manager or (iii) a Transfer of any Units by the Member that designated such Manager in violation of this Agreement. If a Manager elected in accordance with this Section 4.1(b) ceases to be a Manager for any reason other than the reasons set forth in clauses (ii) or (iii) of the immediately preceding sentence, then, the Member or Members that designated such Manager shall designate a successor Manager. Each Manager shall serve until his or her successor shall have been elected and qualified.

(c) Management Committee Observer Rights.  Gulfstar, or its Transferee if such Transferee becomes a Member pursuant to Article 6, shall have the right to designate a Management Committee observer (the “Management Committee Observer”), which initial designee shall be Peter Meyers.  The Management Committee Observer may not vote at meetings of the Management Committee, but shall be provided with the same notice of meetings of the Management Committee provided to the Managers, shall be provided with any materials provided to the Managers in connection with meetings of the Management Committee, and shall be entitled to all other rights of Managers, including without limitation, the right to indemnification pursuant to Article 8, and all rights of the Managers pursuant to Section 7.3.

(d) Meetings of the Management Committee.  Any Manager may call a meeting of the Management Committee upon five (5) days’ notice by mail or forty-eight (48) hours’ notice delivered personally, by facsimile, telephone or email.  Delivery of notice by mail is complete upon delivery in the United States Postal System by 5:00 p.m.  The notice need not indicate the purpose for which the meeting is called.  Notice of a meeting need not be given to any Manager who executes a waiver of notice or consents to the holding of the meeting, whether before or after the meeting or who attends the meeting without objecting to the lack of notice prior to the commencement thereof or who approves the minutes of the meeting.  All such waivers, consents or approval shall be filed with the Company and be made a part of the minutes of the meeting but they need not indicate the purpose for which the meeting was called.

(e) Authorized Persons.  The Management Committee shall have the power and authority to appoint persons with the authority to act on behalf of the Company (each, an “Authorized Person”) who shall serve at the pleasure of the Management Committee and may be removed at any time by the Management Committee for any reason or for no reason.

(f) Proof of Authority.  In dealing with a Manager or Authorized Person acting on behalf of the Company, no Person shall be required to inquire into the authority of that Manager or Authorized Person to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of each Manager and each Authorized Person as set forth in this Agreement or in any power of attorney, resolution or other document delivered by a Manager or Authorized Person.  This Section shall not, however, relieve a Manager or any Authorized Person of any obligation to the Company or any Member resulting from or arising out of any action by a Manager or Authorized Person without any approval of the Management Committee required under this Agreement.

Section 4.2 Approval over Major Decisions.  Neither the Management Committee nor any Manager shall take any of the following actions (each, a “Major Decision”) without the prior written approval of the holders of a majority of the Class A Units:

(a) File, consent to, or otherwise cause any Bankruptcy Proceeding;

(b) Cause a dissolution, liquidation, merger, consolidation, reorganization or sale of all or substantially all assets of the Company or any subsidiary;

(c) Cause the Company or any subsidiary to issue any new Membership Interest, Voting Interest, Economic Interest, or other equity interest, except as may be provided pursuant to the Unit Purchase Agreement;

(d) Cause the Company or any subsidiary to solicit or accept additional capital contributions from Members, except as may be provided pursuant to the Unit Purchase Agreement;

(e) Cause the Company or any subsidiary to incur any indebtedness for borrowed money, incur any obligation evidenced by notes, bonds, debentures or similar instruments, enter into any capital lease obligations or directly or indirectly guarantee the indebtedness of another, except in each case for Permitted Indebtedness;

(f) Issue, redeem or repurchase any Units of the Company or any equity interests of any subsidiary, except as may be provided pursuant to the Unit Purchase Agreement;

(g) Convert the Company or any subsidiary into another form of entity;

(h) Take any action in contravention of this Agreement, or which would make it impossible or commercially impractical to carry on the ordinary business of the Company;

(i) Amend, modify or waive any provision of the Certificate; or

(j) Adopt a budget for the Company or any of its subsidiaries;

(k) Make any capital or drilling expenditures that, in the aggregate, exceed $1,000,000 in any Fiscal Year with respect to the Company or any subsidiary;

(l) Assign any leases;

(m) Appoint an operator in connection with the operations of the Company or any subsidiary, or remove Mesa Gulf Coast, LLC as operator;

(n) Appoint or remove officers and upper management personnel, including, without limitation, the President of the Company; or

(o) Cause the Company or any subsidiary to enter into a new line of business.

Section 4.3 Action by Written Consent.  Any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Management Committee or Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by not less than the minimum number of Managers or Members that would be necessary to take such action at a meeting at which all Managers or Members were present and voted.  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers or Members.  Prompt notice of the taking of any action without a meeting by less than unanimous written consent will be given to those Managers or Members who did not consent in writing to such action.  Subject to the requirements of the Delaware Act and this Agreement for notice of meetings, the Managers and Members may participate in and hold a meeting of the Managers or Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Notwithstanding anything to the contrary contained herein, advanced notice of any action of the Management Committee proposed to be taken without a meeting, setting forth the action proposed to be taken, shall be sent in writing or by email by the Manager or Managers proposing such action to all other members of the Management Committee at least five (5) days prior to the effectiveness of such proposed action; provided that in the event of an emergency, the Manager or Managers proposing an action without a meeting shall only be obligated to give such advanced notice, if any, of such proposed action as is practicable under the circumstances.

Section 4.4 Member Voting Rights.  Except for those matters for which Member consent is expressly required by this Agreement, the Members shall have no voting, approval or consent rights.

Section 4.5 Member and Manager Liability.  It is agreed and understood that the Members and Managers, and their respective principals and Affiliates, may have interests, and may have fiduciary obligations to persons that have interests, in actions taken or not taken by the Company, including interests that may potentially conflict with the interests of one or more Members.  It is expressly agreed that the Members and Managers are permitted to consider and to pursue such interests when acting as Members and Managers, and no Member or Manager shall be liable to the Company or any Member for considering or pursuing such interests when proposing, voting or consenting to an action to be taken or not to be taken by the Company.

Section 4.6 Coral Reef Consulting Agreement.  The Company’s retention of Coral Reef as a consultant of the Company pursuant to the Coral Reef Consulting Agreement shall be deemed to be an approved act of the Company.  The Company’s Authorized Persons and officers shall be empowered and authorized to execute, deliver and perform the obligations of the Company under the Coral Reef Consulting Agreement, including, without limitation, the payment of the annual consulting fee contemplated thereunder.

ARTICLE 5

REPRESENTATIONS OF MEMBERS

Section 5.1 Representations of each Member.  Each Member hereby represents and warrants that:

(a) If such Member is a corporation, limited liability company, partnership or other entity, (i) such Member has been duly organized and is validly existing under the laws of the State of its formation with full power and authority and legal right to be a Member of the Company and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder; and (ii) the execution and delivery of this Agreement has been duly authorized by such Member, this Agreement has been duly executed and delivered by such Member and this Agreement constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms.

(b) If such Member is an individual, (i) such Member has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement; and (ii) this Agreement has been duly executed and delivered by such Member and this Agreement constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms.

(c) Such Member has all permits, licenses and approvals necessary for it to perform its obligations under this Agreement.

(d) Except as set forth in Schedule 5.1(d) hereto, no consent of or approval or permission by any Third Party is required as a condition to the entering into of this Agreement by such Member or any constituent Member, partner or shareholder of such Member.

(e) Assuming any consent of or approval or permission by any Third Party set forth in Schedule 5.1(d) hereto has been obtained, neither the execution and delivery of this Agreement nor compliance with its terms will (whether before or after any applicable notice, cure or grace period) result in any breach or violation of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any Lien upon any property or assets of such Member pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument or contract to which such Member may be party or by which their or any of their properties or assets may be bound, or violate any provision of law or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

(f) Such Member is a “United States person” for United States Federal income tax purposes.

Section 5.2 Securities Laws Representations.  To the extent that the Membership Interest held by a Member is deemed to be a “security,” such Member hereby represents and warrants that:

(a) Such Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire a Membership Interest in the Company.  Such Member is acquiring a Membership Interest for investment for such Member’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Such Member acknowledges and understands that Membership Interests constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom.  Such Member further understands that Membership Interests must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Such Member further acknowledges and understands that the Company is under no obligation to register Membership Interests.

(c) Such Member (i) is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, (ii) has such knowledge and experience in business and financial matters that it is able to evaluate the merits and risks of investment in the Company and (iii) is able to bear the economic risk of loss of its entire investment.

ARTICLE 6

TRANSFERS OF MEMBERSHIP INTERESTS

AND INTERESTS IN MEMBERS

Section 6.1 General Restriction.  No direct or indirect Transfer of all or part of a Membership Interest in the Company shall be made or become effective unless the Transfer is permitted under this Article.  Any Transfer in violation of this Article shall be invalid, ineffective and not enforceable for any purpose.

Section 6.2 Transfer of Membership Interests.  Units held by any Member may only be Transferred upon the prior written consent of the holders of a majority of the Class A Units, which consent shall be deemed to be given in connection with a transfer pursuant to Section 2.2(b) hereof, a co-sale pursuant to Section 6.6, a Compelled Sale, and the exercise of the right of first refusal by the Company or a Member pursuant to Section 6.3, and in accordance with the requirements set forth in Section 6.4.

Section 6.3 Right of First Refusal.

(a) If at any time a Member proposes to Transfer all or any part of his, her or its Units (the “Offered Securities”) pursuant to a bona fide written offer (the “Offer”) from a third party (a “Proposed Transferee”), such Member shall so notify in writing the Company of the offer of such Offered Securities and the terms of said Offer, including the identity of the Proposed Transferee, the amount of Offered Securities proposed to be Transferred to the Proposed Transferee, and the proposed terms and conditions, including price, of the Transfer of the Offered Securities (the “Member Sale Notice”).  The Member Sale Notice shall further state that the Company shall have the rights to acquire all or any of such Offered Securities in accordance with this Section.  Upon delivery of the Member Sale Notice, the Company shall thereupon have the right, on the terms and conditions set forth in the Offer, to purchase some or all of the Offered Securities.

(b) If the Company shall desire to purchase all or any of the Offered Securities, the Company shall communicate in writing (“Response Notice”) its election to purchase to such Member, which communication shall state the number of Offered Securities the Company desires to purchase and shall be delivered by the Company to such Member within 30 days following the delivery of the Member Sale Notice (the “Response Notice Deadline”).  Such communication shall, when taken in conjunction with the Member Sale Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Securities.

(c) If the Company does not elect to purchase all of the Offered Securities, then any Offered Securities that remain unsold (for purposes of this Section 6.3, “Remaining Securities”) shall be offered by the Transferring Member to the other Members and the Transferring Member shall notify in writing the other Members of the offer of such Offered Securities, the terms of said Offer, including the identity of the Proposed Transferee, the amount of Remaining Securities proposed to be Transferred to the Proposed Transferee, and the proposed terms and conditions, including price, of the Transfer of the Remaining Securities (the “Second Member Sale Notice”).  Upon delivery of the Second Member Sale Notice, each Member who is not a Transferring Member shall thereupon have the right, on the terms and conditions set forth in the Offer, to purchase that portion of the Remaining Securities equal to the product of (i) the total number or amount of Remaining Securities and (ii) a fraction, the numerator of which shall be the total number of Units which such Member owns at such time, and the denominator of which shall be the total number of Units then issued and outstanding (not including the Offered Securities).

(d) If a Member shall desire to purchase all or any of such Member’s portion of the Remaining Securities, such Member shall communicate in writing its election to purchase to the Transferring Member and the Company, which communication shall state the number of Remaining Securities the Member desires to purchase and shall be delivered by the Member to the Transferring Member within 15 days following the delivery of the Second Member Sale Notice (the “Second Response Notice”).  Such communication shall, when taken in conjunction with the Second Member Sale Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Remaining Securities.

(e) If the Company and the Members who are not Transferring Members elect not to purchase all of the Offered Securities and upon the approval of the holders of the Class A Units in accordance with Section 6.2, then any Offered Securities that remain unsold may be sold by the Transferring Member at any time within 90 days after the date the Offer was made.  Any such sale shall be at a price not less than the price, and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer.  The balance of any Offered Securities not sold within such 90-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 6.3.

(f) Sales of Offered Securities to be sold to the Company or Members pursuant to this Section 6.3 shall be made, subject to regulatory approvals when necessary, within 45 days following delivery of the Response Notice or the Second Response Notice, as applicable (or if such 45th day shall not be a business day, then on the next succeeding business day).

Section 6.4 Transfer Requirements Regarding Membership Interest.  If a Member proposes to Transfer its Membership Interest to another Person as permitted by this Article, the Transfer shall not be completed or effective until all of the requirements stated below have been satisfied:

(a) the Transferee has prepared, signed and delivered to the Company and each other remaining Member an agreement (subject to such reasonable modification as requested by the Transferee) in which (1) the Transferring Member assigns all or a portion of its Membership Interest in the Company to the Transferee, (2) the Transferee assumes all obligations of the Transferring Member under the Agreement from and after the effective date of the Transfer relating to the Transferred Units, and (3) the Transferring Member and the Transferee agree to pay all costs and expenses (including reasonable attorney’s fees) incidental to the Transfer, which were incurred by the Company and/or any non-Transferring Member;

(b) the Transferring Member and/or the Transferee shall be deemed to have represented to the Company and the remaining Member(s) that (1) the Transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, and (2) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(c) upon the Transfer of its entire Membership Interest in the Company and the admission of such Member’s Transferee as a substitute Member pursuant to this Article 6, a Member shall be deemed to have withdrawn from the Company;

(d) distributions payable on and after the date of the Transfer shall be payable solely to the Transferee and the Transferring Member shall have no claim to such distributions (unless otherwise provided in any contract or agreement between the Transferor and Transferee) even if all or a portion of such amount relates to a period prior to the Transfer; provided, however, that until notice from the Transferor and the Transferee to the Company and each non-Transferring Member that all distributions and other amounts payable under the Agreement should be paid to the Transferee and until the Transferor has satisfied all of the requirements set forth in this Section 6.4, the Company and each non-Transferring Member shall be entitled to (i) pay all distributions or other amounts payable under this Agreement to the Transferor and any such payment shall fully discharge any obligation owed to the Transferee with respect thereto, and (ii) deal solely with the Transferor with respect to all actions required to be taken pursuant to this Agreement, and any and all decisions, actions or inactions made or taken by the non-Transferring Member and the Transferor shall be binding on the Company and the Transferee; and

(e) the Transferee shall deliver to the Transferor an opinion of counsel in form and substance reasonably satisfactory to the Transferor and its counsel and covering the due authorization, execution and delivery by the Transferee of the documents and consents evidencing and authorizing the Transfer of the Membership Interest in the Company.

Section 6.5 Compelled Sale Right.

(a) If a proposal for a sale of all or substantially all of the Company’s securities to, or a merger with or into another person for a specified price payable in cash, securities or any other consideration and on specified terms and conditions (a “Sale Proposal”), shall have been approved by (x) Members holding a majority of the aggregate amount of Units, (y) the holders of a majority of the Class A Units, and (z) the Management Committee, then Members holding a majority of the aggregate amount of Units (such Members being, the “Requesting Members”), may require all of the Members to sell all of the Units held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided on the terms and conditions provided in this Section 6.5.

(b) The Company, if instructed in writing by the Requesting Members, shall send a written notice (the “Compelled Sale Notice”) of the exercise of the rights of the Requesting Members pursuant to this Section 6.5 to each of the Members setting forth the consideration to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction.

(c) Each Member, upon receipt of the Compelled Sale Notice, shall be obligated to (i) if applicable, vote in favor of such Sale Proposal at any meeting of Members of the Company called to vote on or approve such Sale Proposal, (ii) sell all of its Units and participate in the transaction (the “Compelled Sale”) contemplated by the Sale Proposal and (iii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Sale Proposal, surrendering stock certificates, giving any customary and reasonable representations and warranties given by any other Member and executing and delivering any certificates or other documents, reasonably requested by the Requesting Members and their counsel, to cause the Company and the Requesting Members to consummate such Compelled Sale.  Any such Compelled Sale Notice may be rescinded by the Requesting Members by delivering written notice thereof to all of the Members.

(d) Upon the consummation of the Compelled Sale, all of the Members shall receive the same proportion of the aggregate consideration from such Compelled Sale as such Member would have received if the net proceeds from such Compelled Sale had been distributed by the Company pursuant to Section 3.1(c).

Section 6.6 Co-Sale Rights.  If at any time a Member proposes to Transfer all or any part of his, her, or its Units pursuant to an Offer from a Proposed Transferee, then the Transferring Member shall deliver a Member Sale Notice to the other Members and shall not sell the Offered Securities to the Proposed Transferee unless the other Members are given the opportunity to add all or any part of their respective Units to the sale of the Offered Securities to be sold to the Proposed Transferee at the same price and on the same terms and conditions as are involved in such sale by the Transferring Member.  Each non-Transferring Member desiring to sell any or all of its Units (each, a “Co-Sale Participant”) shall communicate the same in writing to the Transferring Member within ten (10) business days following delivery of the Member Sale Notice (the “Co-Sale Notices”).  Within three (3) business days prior to the sale to the Proposed Transferee, the Transferring Member shall be obligated to notify the Proposed Transferee in writing of the availability of any additional Units available for sale by the Co-Sale Participants.  In the event that the Proposed Transferee is not willing to purchase all of the Units offered by the Transferring Member and the Co-Sale Participants, each of the Transferring Member and the Co-Sale Participants will have the right to sell the amount of Units offered equal to the product obtained by multiplying (x) the aggregate amount of Units which the Proposed Transferee is willing to purchase by (y) the Ownership Percentage of such Transferring Member or Co-Sale Participant, as applicable.

Section 6.7 General Rules.

(a) Any purported Transfer of a Membership Interest (or ownership or beneficial interest in a Member, whether direct or indirect) that is not permitted or authorized pursuant to this Agreement or otherwise consented to in writing by the non-Transferring Member(s) shall be null and void ab initio and of no effect whatsoever.

(b) Any Person which is an assignee of all or any portion of the Membership Interest of a Member but which is not admitted as a substitute member in accordance with this Agreement (i) shall have only those rights specifically provided for such an assignee in the Delaware Act, and (ii) shall be subject to all the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make a Transfer of a Membership Interest, if such Person desires to make a further Transfer of such Membership Interest.

ARTICLE 7

OBLIGATIONS OF MEMBERS

Section 7.1 No Partition.  Each Manager and Member hereby irrevocably waives any and all right that it may have to maintain any action for partition of all or any portion of the Company, its assets or properties, or file a complaint or institute any proceeding at law or in equity to have the Company, its assets or properties partitioned, and each Manager and Member for itself, its successors, representatives, and assigns, hereby waives any right to proceed under any applicable law or otherwise to partition the Company, its assets or properties.  Any creditor of a Manager or Member shall have recourse only against such Manager’s or Member’s Membership Interest, if any, in the Company, but such creditor shall not have any recourse against the property of the Company.

Section 7.2 No Right to Act.  No Member, as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, to manage the business or affairs of the Company, to direct that any action be taken by the Company or any of its Authorized Persons, officers, employees, or agents, or to make any expenditures on behalf of the Company, unless such specific authority has been expressly granted to and not revoked from such Person by the Management Committee.

Section 7.3 Investment Opportunities.  Each Member and Manager (other than a Manager who is also an employee of the Company), at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company or any other Member or Manager the right to participate therein.  The Members expressly acknowledge that, (i) the other Members, and their respective Affiliates, are permitted to have, and may presently or in the future have, investments or other business relationships with entities that compete with the Company (an "Other Business"), (ii) the other Members, and their respective Affiliates, have and may develop a strategic relationship with businesses that are and may be competitive with the Company, (iii) none of the other Members, or any of their respective Affiliates (including their respective representatives serving on the Management Committee) will be prohibited by virtue of their investments in the Company or their service on the Management Committee from pursuing and engaging in any such activities, (iv) none of the other Members, or any of their respective Affiliates (including their respective representatives serving on the Management Committee) will be obligated to inform the Company, or any Member or Manager, of any such opportunity, relationship or investment, (v) neither the Company nor any other Member or Manager will acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of other Member, or any of their respective Affiliates, and (vi) the involvement of the other Members, or any of their respective Affiliates (including their respective representatives serving on the Management Committee), in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or its Members.

Section 7.4 Confidential Information and Materials.

(a) For purposes of this Section 7.4, “Confidential Information” shall include, but is not limited to any information including plans, research, know-how, trade secrets, methodologies, techniques and strategies, product development, distribution plans, contractual arrangements, profits, sales, pricing policies, budget, forecasts, projections, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information, including all intellectual property rights therein, which is not publicly available and can be communicated by any means whatsoever, including, without limitation, oral, visual, written and electronic transmission, that relates to the Company’s:

(1) business operations, products and services;

(2) existing and potential partnerships, strategic alliances or joint ventures;

(3) employment and compensation agreements and arrangements;

(4) business policies, practices and contracts with others;

(5) information received from others that the Company is obligated to treat as confidential or proprietary; or

(6) proprietary information of the Company, whether of a technical nature or otherwise.

Confidential Information shall not include that information defined as Confidential Information above that such Manager or Member can conclusively establish by documentary evidence: (x) entered the public domain without its breach of any obligation owed to the Company; or (y) was conclusively established to be independently developed by such Manager Member or became known by or available to such Manager Member from a source other than the Company subsequent to the Company's disclosure of such information to such Manager Member, without any breach of any obligation of confidentiality owed to the Company.

(b) For purposes of this Section 7.4, “Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes whether machine or user readable.

(c) Each Manager and Member acknowledges that Confidential Information was developed and will continue to be developed, or acquired and will continue to be acquired, by the Company at great expense and constitutes trade secrets of the Company, and that irreparable injury will result to the Company from unauthorized disclosure of Confidential Information.  Each Manager and Member also recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes and this is also considered Confidential Information.  Each Manager and Member agrees to hold all Confidential Information and Confidential Materials in strict confidence and not to disclose it to third parties.  The obligation to keep Confidential Materials and Confidential Information confidential as provided in this Section 7.4 shall continue so long as Manager or Member is a Manager or Member of the Company and shall continue for a period of three years from the date such Manager or Member ceases to be a Manager or Member of the Company.

(d) The provisions of Section 7.4(c) shall not apply to the disclosure of Confidential Information or Confidential Materials (i) approved in writing for disclosure by both Members or (ii) required to be disclosed by Armada Oil, Inc. pursuant to its reporting requirements pursuant to the Securities Exchange Act of 1934 or other applicable law or regulation (including the rules of any securities exchange applicable to the Company).

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by Company.  Subject to the limitations and conditions as provided in this Article 8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or Member or while a Manager or Member is or was serving at the request of the Company as a manager, director, officer, partner, member, venturer, proprietor, trustee, employee, agent, Authorized Person or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person (or one or more of such Person's direct or indirect equity holders) in connection with such Proceeding, and indemnification under this Article 8 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder; provided that no such Person shall be indemnified for any judgments, penalties, fines, settlements or expenses (i) to the extent attributable to such Person's gross negligence, willful misconduct, or intentional violation of law (or, if the Delaware Act is hereafter amended or interpreted to permit indemnification for conduct constituting a higher standard of culpability, to the extent not in violation of such higher standard), (ii) for any present or future breaches of any representations, warranties or covenants by such Person contained in this Agreement or in any other agreement with the Company, or (iii) in any action (except an action to enforce indemnification rights set forth in this Section 8.1) brought by such Person.  It is expressly acknowledged that the indemnification provided in this Article could involve indemnification for negligence or under theories of strict liability.

Section 8.2 Advancement of Expenses.  In connection with the right to indemnification conferred upon Members and Managers in this Article 8 pursuant to Section 8.1, the Company shall pay or reimburse the reasonable, necessary, and proper expenses incurred by such a Person in the event such Person was or is threatened to be made a named defendant or respondent in a Proceeding; provided, that the payment of such expenses incurred by such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that he, she, or it has met the standard of conduct necessary for indemnification under Article 8 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 8 or otherwise.

Section 8.3 Contract with the Company.  The rights granted pursuant to this Article 8 may, at the discretion of the applicable Person claiming indemnification, be deemed to be contract rights.

Section 8.4 Indemnification of Employees and Agents.  The Company, upon the written approval of the Management Committee, may indemnify and advance expenses to any employees or agents of the Company who are not or were not Members or Managers of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, Authorized Person or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against liabilities and expenses asserted against such Person and incurred by such Person in such a capacity or arising out of their status as such a Person, to the same extent that it may indemnify and advance expenses to Members under this Article 8.

Section 8.5 Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right that a Member, Manager, or other Person indemnified pursuant to Section 8.1 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, other agreement, vote of Members or otherwise.

Section 8.6 Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, Authorized Person or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, Authorized Person or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 8.

Section 8.7 Savings Clause.  If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager and Member or any other Person indemnified pursuant to this Article 8 as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 9

FINANCIAL AND ACCOUNTING MATTERS

Section 9.1 Books and Records.  An Authorized Person shall maintain or cause to be maintained, at the expense of the Company, office records, books and accounts (which shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial and other transaction with respect to the operations of the Company.  Any Member may inspect and review the books and records of the Company (including, for the avoidance of doubt, the books and records of any subsidiaries of the Company) and may, at the Member’s expense, have the Company make copies of all or any portion of the books and records of the Company.  Unless the Company agrees otherwise, all Member access to the books and records of the Company must take place during the Company’s regular business hours.  The Company may impose additional reasonable conditions and restrictions on Members’ access to the books and records of the Company, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

Section 9.2 Bank Accounts.  An Authorized Person shall deposit and maintain one or more separate depositary accounts established in the name of the Company and its subsidiaries by an Authorized Person (each, an “Account”).  Each Account shall be solely in the name of the Company or the applicable subsidiary.  In no event shall any Account be commingled with any accounts of any Authorized Person or any other Person, and shall be used strictly for Company purposes.

Section 9.3 Financial Statements.  As soon as practicable (but in no event later than one hundred and twenty (120) days after the end of each Fiscal Year during the term of this Agreement), the Management Committee shall arrange for and furnish to the Members annual financial statements, and as soon as practicable (but in no event later than sixty (60) days after the end of each fiscal quarter during the term of this Agreement), the Management Committee shall arrange for and furnish to the Members quarterly financial statements (each, a “Financial Statement”) for such period accurately reflecting the financial condition and the results of operation of the Company, including statements and calculations of Available Cash from Operations, Net Proceeds from a Capital Event, and Company Costs; provided that such Financial Statement need not be audited.  All annual and quarterly Financial Statements of the Company and its subsidiaries shall be reviewed by an independent public accounting firm.

ARTICLE 10

TAX MATTERS

Section 10.1 Taxation as Partnership.  The Members intend that the Company shall be treated as a partnership and that the Members shall be taxed as partners for federal, state and local income tax purposes.  No Party shall take any action that would result in the Company being taxed as a corporation.  The Company shall not file any election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for Federal income tax purposes.  The Company shall not elect, pursuant to Code Section 761(a) to be excluded from the provisions of Subchapter K of the Code.  The Company shall prepare and file with the IRS and other necessary taxing authorities all documents, if any, necessary to elect, confirm and maintain its status as a partnership.  This characterization is intended solely for income tax purposes and the Company, its Members and their Affiliates shall not be treated or deemed to be partners or a partnership for any other purpose.

Section 10.2 Capital Accounts; Tax Allocations.  Exhibit C attached to this Agreement provides for the maintenance of Capital Accounts for each Member and allocation of profits, losses and other tax items to the Members, and is incorporated into this Agreement by this reference.

Section 10.3 Tax Matters Member.

(a) Tax Matters Member.  Gulfstar is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”).  In such capacity, the Tax Matters Member shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Treasury Regulations.  Consistent with the requirements of the Code and the Treasury Regulations, the Tax Matters Member shall inform the other Members of any decision or actions taken as the Tax Matters Member.

(b) State and Local Tax Law.  If any state or local tax law provides for a tax matters partner or Person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity.  In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by law and to the maximum extent not prohibited by law.

(c) Expenses of the Tax Matters Member.  Expenses reasonably incurred by the Tax Matters Member shall be borne by the Company as Company Costs.  Such expenses shall include, without limitation, reasonable fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.

(d) Effect of Certain Decisions by Tax Matters Member.  Any decisions made by the Tax Matters Member concerning whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Member’s reasonable discretion.

Section 10.4 Tax Returns; Tax Elections.

(a) Tax Returns. The Management Committee shall cause to be prepared and filed all applicable income, franchise, gross receipts, payroll and other tax returns that the Company is obligated to file.  Copies of Schedule K 1 of the Company’s tax return (Form 1065) shall be distributed to all Members as soon as practicable after the Partnership’s Fiscal Year.

(b) Elections by Company.  Except as provided in Section 10.1 hereof, relating to the tax classification of the Company, the Tax Matters Member shall have the exclusive right to make any determination whether the Company shall make available elections (including any election pursuant to Section 754 of the Code relating to certain adjustments to the basis of the Company’s assets or properties) for federal, state or local income tax purposes.  All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Member.  Any determination made pursuant to this Section 10.4(b) by the Tax Matters Member shall be conclusive and binding on all Members.  The Tax Matters Member shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such election.

(c) Elections by Members.  The Management Committee shall have the sole discretion to consent to any tax election that a Member may request.  In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Company, acting through the Tax Matters Member, may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

ARTICLE 11

DISSOLUTION AND WINDING UP

Section 11.1 Events Resulting in Dissolution.  The Company shall dissolve pursuant to the Delaware Act only if one or more of the following events occurs:

(a) The sale of all or substantially all of the Company, its assets or properties, provided, however, that if such sale is made on the terms that the Company takes a note or other indebtedness or securities of the purchaser for part of the purchase price, no dissolution shall occur until such time as the Company ceases to be the holder of such securities, such note or indebtedness or such note or the indebtedness evidenced by such note has been paid in full.

(b) The agreement in writing by the Management Committee and Members holding a majority of the Units.

(c) Any judicial entry of an order of dissolution of the Company under the Delaware Act.

The Company shall not be dissolved or terminated by reason of the bankruptcy, removal, withdrawal, dissolution or admission of any Member.

Section 11.2 Procedure.

(a) Upon the dissolution of the Company, the Managers shall wind up the affairs of the Company.  The Members shall continue to receive allocations of Net Profit and Net Losses and distributions of Available Cash from Operations during the period of liquidation of the Company in the same manner and proportion as though the Company had not dissolved.  Any sale or sales of the Company, its assets or properties pursuant to such liquidation must still be approved by the Members as a Major Decision.

(b) Following the payment of all debts and liabilities of the Company and all expenses of liquidation, and subject to any reserves which may be approved by the Members as a Major Decision for the payment of contingent or unforeseen obligations of the Company (including indemnification obligations), which will continue after the sale of the Company, its assets or properties, the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 3.1.

(c) Except as approved by the Members as a Major Decision, no Member shall have the right to demand or receive property other than cash upon liquidation.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managers shall have the authority to execute and record a certificate of cancellation of the Company as well as any and all other documents required to complete the dissolution and termination of the Company.

ARTICLE 12

NOTICES

Section 12.1 Notices.  All notices, consents, requests for approval, approvals, demands, waivers or other communications required to be sent or otherwise applicable under this Agreement (each, a “Notice”) shall be in writing and shall be sent to each applicable Party, its or their legal counsel at the addresses set forth below.  A Notice that complies with the requirements of this Section 12.1 shall be deemed to have been duly given and received:  (a) when delivered personally; (b) one (1) Business Day after being delivered to a reputable overnight courier service, marked for next day delivery and with delivery charges prepaid by the sender; or (c) on the first Business Day after receipt, if delivered by facsimile transmission to the facsimile number of the addressee shown below, if (1) receipt is confirmed in writing by the sending facsimile machine and (2) the Notice is also sent by any means described in clause (a) or (b) above.

Section 12.2 Addresses for Notices.  All notices must be addressed to a Manager or Member at the Manager’s or Member’s last known street address on the records of the Company.  A notice to the Company must be addressed to the Company’s principal office.  Any party may designate, by notice to all of the others, substitute addresses or addressees for notices.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Entire Agreement.  This Agreement, together with all Exhibits and Schedules, constitutes the entire agreement among the Parties pertaining to its subject matter.  This Agreement supersedes any prior agreement or understanding among the Parties with respect to its subject matter, but shall not amend, modify, supersede or in any way affect any other agreement or understanding among the Members or their respective Affiliates that do not relate to the subject matter of this Agreement.

Section 13.2 Amendments.  No provision of this Agreement may be amended, supplemented or waived except in a written instrument approved by the Management Committee, Members holding at an Ownership Percentage of at least fifty percent (50%), and holders of a majority of Class A Units; provided that an Authorized Person may amend Schedule A attached hereto to reflect the addition or removal of Members, the issuance of Units or changes to Ownership Percentages effected in accordance with the terms of this Agreement; and further provided that, in the event any amendment, supplement or waiver to this Agreement has or will have the effect of eliminating any economic or voting rights of the holders of Class A Units or Class B Units, then such amendment, supplement or waiver will require the written consent of the holders of a majority of such affected Units.

Section 13.3 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their permitted successors and assigns.

Section 13.4 No Third Party Beneficiaries.  The terms and provisions of this Agreement are for the sole and exclusive benefit of the Parties and their permitted successors and assigns and shall not be deemed to create any rights for the benefit of any other Person.

Section 13.5 Governing Law.  This Agreement and the rights of the Parties shall be governed by, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

Section 13.6 Jurisdiction; Choice of Forum.  Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of any New York state or federal court sitting in the County of New York (New York), in any action or proceeding arising out of or relating to this Agreement, the relations between the Parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, (b) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (c) waives the defense that New York is an inconvenient forum to the maintenance and continuation of such action or proceeding, (d) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Article 12 and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the Parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

Section 13.7 Waiver of Jury Trial.  EACH MANAGER AND MEMBER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

Section 13.8 Severability.  If any provision of this Agreement or the application of such provision to any Party or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of that provision to another Party or circumstance shall not be affected thereby.

Section 13.9 Captions.  The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

Section 13.10 Further Assurances.  Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

Section 13.11 Counterparts.  This Agreement may be executed in several counterparts.  If so executed, each of such counterparts shall be deemed an original for all purposes and all counterparts shall, collectively, constitute one agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart and photocopies may be used.

Section 13.12 Herrick, Feinstein LLP.  The Members (i) acknowledge and agree that Herrick, Feinstein LLP is acting as the attorney for Gulfstar, Coral Reef and certain of their respective Affiliates, (ii) acknowledge and agree that the Herrick, Feinstein LLP has explained to them the conflicts of interest which could arise as a result of its representation of Gulfstar, Coral Reef and certain of their respective Affiliates, (iii) consent to the Herrick, Feinstein LLP’s representation of Gulfstar, Coral Reef and certain of their respective Affiliates in connection with any on-going and future transactions involving Gulfstar, Coral Reef and certain of their respective Affiliates and (iv) waive any and all claims each of them may have against the Herrick, Feinstein LLP arising out of any potential conflicts of interest that may result from any of the facts described herein or the foregoing representations.  Herrick, Feinstein LLP shall not be disqualified from representing Gulfstar, Coral Reef or any of their respective Affiliates in any action to enforce or interpret, or arising out of, this Agreement by reason of Herrick, Feinstein LLP having acted as counsel to Gulfstar, Coral Reef or any of their respective Affiliates in connection herewith, or by reason of any of its attorneys being witnesses in such litigation.

 [Remainder of Page Intentionally Left Blank; Signature Pages Follows]

SIGNATURE PAGE TO THE
Amended and Restated Limited Liability Company Agreement of TNR Holdings LLC

IN WITNESS WHEREOF, the undersigned has entered into and executed the Amended and Restated Limited Liability Company Agreement of TNR Holdings LLC.

GULFSTAR RESOURCES LLC

By: Gulfstar Manager LLC, its
Managing Member

By:
     Name:
     Title:

SIGNATURE PAGE TO THE
Amended and Restated Limited Liability Company Agreement of TNR Holdings LLC

IN WITNESS WHEREOF, the undersigned has entered into and executed the Amended and Restated Limited Liability Company Agreement of TNR Holdings LLC.

MESA ENERGY, INC.

By:
     Name:
     Title:

SCHEDULE A

MEMBERS

Name and Address	Capital Contributions	Class A Units	Class B Units	Ownership Percentage

Gulfstar Resources LLC 757 Third Avenue Suite 1703 New York, NY 10017	$6,250,000	6,250	-	34.375%
Mesa Energy, Inc. 5220 Spring Valley Road, Suite 615 Dallas, TX 75254	100% limited liability company interests in each of Tchefuncte Natural Resources, LLC, and Mesa Gulf Coast, LLC	-	11,932	65.625%

SCHEDULE B

PERMITTED INDEBTEDNESS

1.	All loans and letter of credit reimbursement obligations outstanding under the F&M Facility

2.	Automobile Lease dated September 1, 2011, between David L. Freeman and Mesa Energy, Inc.

3.	GMAC Smartlease Agreement dated August 17, 2011, between Bryan Chevrolet and Mesa Energy, Inc. (36C PC REA4B6324904)

4.	GMAC Smartlease Agreement dated August 17, 2011, between Bryan Chevrolet and Mesa Energy, Inc. (3GCPCREA58G327570)

5.	GMAC Smartlease Agreement dated September 24, 2011, between Bryan Chevrolet and Mesa Energy, Inc. (3GCPCREA5BG3553G7)

6.	Equipment Lease dated April 4, 2011, between Regional Office Supply & Equipment Company and Tchefuncte Natural Resources, LLC

7.	AFCO Commercial Premium Finance Agreement for annual boat policy dated 4/19/13
Total Premium - $40,837.50
Total Financed - $37,348.29
Insured is Mesa Gulf Coast, LLC and affiliated parties

8.	AFCO Commercial Premium Finance Agreement for annual liability policy dated 7/22/13
Total Premium - $148,793.04
Total Financed - $129,465.06
Insured is Mesa Energy, Inc. and affiliated parties

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Additional Member” means each Member of the Company other than the Members on the date hereof and their respective successors and assigns.

“Affiliate” means as to any specified Person (1) any officer, director, employee, shareholder, partner or member of such Person or any Person for which the specified Person serves as an officer, director, employee, shareholder, partner or member or (2) any Person Controlling, Controlled by or under common Control with such Person.

“Available Cash from Operations” means cash from any source, other than Net Proceeds from a Capital Event.

“Bankruptcy Proceeding” means (1) the filing by a specified Person of a petition for its bankruptcy or reorganization under the U.S. Bankruptcy Code or the laws of any state of the United States, (2) the commencement against a specified Person with or without its consent or approval of any proceeding seeking its bankruptcy, liquidation or reorganization, appointment of a receiver or trustee of its assets, or comparable relief, which proceeding has not been dismissed or discontinued within ninety (90) days after its filing, (3) the conversion at any time of an involuntary proceeding of the type described in clause (2) into a voluntary proceeding with the consent of a specified Person, (4) the entry by a court of competent jurisdiction of a final and non-appealable order granting any relief of the type described in clause (1) or (2) above, (5) the admission in writing by a specified Person of its inability to pay its debts generally as they become due and (6) the making by a specified Person of a general assignment for the benefit of its creditors.

“Business Day” means Monday through Friday of each week, unless such day is a day on which national banks in New York, New York are not open for business.

 “Capital Contribution” means with respect to any Member, the aggregate amount of such Member’s Capital Contributions, including without limitation any additional capital contributions made pursuant to Section 2.2.

“Capital Event” means: (i) any refinancing, sale, exchange, transfer, condemnation or other disposition of all or a portion of a property, facility, business, subsidiary or division of the Company, including any debt or equity interest therein; (ii) a sale of all or substantially all of the Company’s assets; or (iii) proceeds generated from the sale by the Company of equity interests or acceptance of Capital Contributions, including the sale of equity interests in any subsidiary or in connection with the formation of a joint venture.

 “Class” refers to the distinction among Class A Units and the Class B Units as set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

C-1

“Company” means the limited liability company formed pursuant to this Agreement.

“Company Costs” means all of the costs and expenditures of any kind and payments thereof actually made by or on behalf of the Company in cash during any period with respect to its operations.

“Control”, “Controlling” and “Controlled by” means, when used with respect to any specified Person, the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, to direct or cause the direction of, alone or in concert with others, the management and policies of a Person.

“Coral Reef” means Coral Reef Capital LLC, having offices located at 757 Third Avenue, Suite 1703, New York, New York 10017.

“Coral Reef Consulting Agreement” means that certain management agreement to be entered into between Coral Reef and the Company on or about the date hereof, as such agreement may be amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to that act.

 “Disability” means when a Manager suffers from a physical or mental ailment or condition that causes the Manager to be incapable of making decisions for the Company and otherwise unable to carry out the management duties of the Company, which ailment or condition shall have existed for a period of 120 consecutive days or for a total of 180 days during any twelve (12) consecutive month period.

 “Economic Interest” means a Member’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company as set forth in this Agreement, but excludes any other rights of a Member, including, without limitation, the right to vote or to participate in management, or, except as may be provided in the Delaware Act, any right to information concerning the business and affairs of the Company.

“Fiscal Year” of the Company means the 12-month period ending December 31 of each year, or any other period which constitutes the Company’s taxable year for Federal income tax purposes.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gulfstar” means Gulfstar Resources LLC, having offices located at 757 Third Avenue, Suite 1703, New York, New York 10017

“Indemnitor” means the Company, obligated to indemnify, defend and hold harmless an Indemnitee pursuant to Article 8.

“Indemnitee” means either a Manager, Member or other Person that an Indemnitor is obligated to indemnify, defend and hold harmless pursuant to Article 8 as well as all present and former directors, officers, shareholders, partners, members, employees, agents (including accountants, consultants, attorneys and other professional advisers) and other Affiliates of the specified Indemnitee.

C-2

 “IRS” means the U.S. Internal Revenue Service or any successor agency or department with primary responsibility for adopting, interpreting and enforcing provisions of the Code.

 “Lien” means any lien, mortgage, charge, restriction, option, contractual restriction on transfer, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other claim of any kind or nature securing any obligation, indebtedness, or any agreement to create or confer any of the foregoing, in each case whether arising by agreement or under any statute or law or otherwise.

 “Members” means the members set forth on Schedule A and any members of the Company subsequently admitted as members in accordance with this Agreement and the Delaware Act.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the Voting Interest, Economic Interest, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, and the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under applicable law.

“Net Proceeds From a Capital Event” means the proceeds to the Company from a Capital Event, after (i) deducting costs and expenses related to such Capital Event, (ii) the creation of any reserves, and (iii) the satisfaction of any indebtedness being refinanced or discharged concurrently with such Capital Event, regardless of whether such indebtedness involves assets related to such Capital Event.

 “Ownership Percentage” means, as to each Member, the percentage reflecting the ratio which the aggregate amount of Units held by such Member bears to the aggregate amount of Units held by all Members.  The Ownership Percentage of each Member is set forth opposite such Member’s name and under the heading “Ownership Percentage” in Schedule A hereto, as amended from time to time.

 “Parties” means the Members who have signed the Agreement.

“Permitted Indebtedness” means (i) indebtedness, capital leases obligations, or guarantees existing on the date hereof as set forth on Schedule B hereto and not including, for the avoidance of debt, any amendments, extensions, or modifications of the foregoing made after the date hereof and (ii) indebtedness secured by purchase money security interests in, or capital leases of, real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed), provided that such security interests are incurred, and the indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and the indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction), in an aggregate amount outstanding not to exceed $50,000.

C-3

 “Person” means an individual or a general partnership, limited partnership, corporation, professional corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or any other legally-recognized entity.

 “Third Party” means any Person who is not a Party to this Agreement and not an Affiliate of a Party to this Agreement.

“Transfer” and related usages of that term means any sale, transfer, assignment, pledge, hypothecation, granting of a Lien, or other disposal, directly or indirectly, of all or any part of a Membership Interest (including economic interests) or any direct or indirect (and no matter how remote) ownership interest in a Member or granting any rights to distributions or proceeds from a Membership Interest in any manner, including any agreement to do so, whether directly or indirectly; voluntarily or involuntarily by operation of law or otherwise or by means of any swap, derivative, or similar transaction or by any of the foregoing with respect to all or a portion of any type of equity, profits, distribution or other ownership interest, and shall include the ability to approve or have any right to vote on, consent to or veto any decision or matter set forth in this Agreement and a right to receive (directly or indirectly) any share or portion of payments of dividends, distributions or profits, and the issuance of any new shares or other equity interests.

“Treasury Regulations” means the Income Tax Regulations and Procedures and Administration Regulations promulgated under the Code, as amended from time to time.

“Unit Purchase Agreement” means that certain Unit Purchase Agreement of even date herewith by and among, the Company, Gulfstar, Mesa Energy, Inc. and Armada Oil, Inc.

 “Unreturned Capital Contributions” means, with respect to each Member, each such Member’s Capital Contributions less all distributions made to such Member pursuant to Section 3.1(c)(2), or treated as made pursuant to such Section under the second sentence of Section 3.2.

“Voting Interest” means, with respect to each Member, the right, if any, of such Member to vote or to participate in management under this Agreement and the Delaware Act.

The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Account	9.2
Agreement	Preamble
Assets	4.7
Authorized Person	4.1(c)
Capital Account	Exhibit C
Certificate	1.1
Class A Units	2.1(a)
Class B Units	2.1(b)

C-4

Compelled Sale	6.5(c)
Compelled Sale Notice	6.5(b)
Confidential Information	7.4(a)
Confidential Materials	7.4(b)
Co-Sale Notices	6.6
Co-Sale Participant	6.6
Effective Date	Preamble
F&M Facility	2.2(b)
F&M Payment Unit Price	2.2(b)
Financial Statement	9.3
Major Decision	4.2
Management Committee	4.1(a)
Management Committee Observer	4.1(c)
Manager	4.1(a)
Member Sale Notice	6.3
New Unit	2.1(d)(2)
Notice	12.1
Offered Securities	6.3
Original LLC Agreement	Recitals
Other Business	7.3
Preemptive Right Notice	2.1(d)(2)
Proceeding	8.1
Proposed Transferee	6.3
Remaining Securities	6.3(c)
Response Notice	6.3(b)
Response Notice Deadline	6.3(b)
Second Member Sale Notice	6.3(c)
Second Response Notice	6.3(d)
Tax Matters Member	10.3(a)
Units	2.1

C-5

EXHIBIT B

JOINDER AGREEMENT

Date: ____________________________

Reference is made to that Amended and Restated Limited Liability Company Agreement of TNR Holdings LLC, dated as of December 20, 2013 (as the same may be amended from time to time, the “LLC Agreement”), among the several members named on Schedule A thereto.  A copy of the LLC Agreement is attached hereto as Exhibit A and such LLC Agreement is made part hereof and incorporated herein by reference.  Terms used in this Joinder Agreement, but not defined herein, are used herein as defined in the LLC Agreement.

(i) In accordance with the provisions of Section 2.1(d) of the LLC Agreement, the undersigned has reviewed, and hereby joins in, the LLC Agreement, for purposes of evidencing its consent and agreement to be bound by the terms and provisions of the LLC Agreement under the LLC Agreement of, including the rights and obligations applicable to, an Additional Member and holder of  [Class [A] [B]] Units.

(ii) The undersigned, as an Additional Member, hereby confirms that the representations and warranties contained in Article 5 are true and correct with respect to the undersigned as of the date hereof as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed this _________ day of ___________, _____________.

________________________________________

[ADDITIONAL MEMBER]

Date: ________________, ______________

Agreed and accepted:

TNR HOLDINGS LLC

By: ______________________________
      Name:
      Title:

B-1

EXHIBIT C

TAX ALLOCATIONS

I.           Purpose.

This Exhibit C (this “Exhibit”) is attached to, and constitutes a part of, the Agreement for the purpose of setting forth the rules governing the maintenance of the Capital Account required to be maintained for each Member under the Agreement and the rules governing the allocation of the Company’s items of Net Profit and Net Loss, other items of income, gain, loss, deduction and credit, and taxable income, gain, loss, deduction, and credit.

II.           Certain Definitions.

1.	Certain Additional Definitions

Unless otherwise provided in this Exhibit, all capitalized terms used in this Exhibit shall have the meanings assigned to them in the Agreement of which this Exhibit is a part.  In addition, the following definitions shall be for all purposes applied to the terms used in this Exhibit.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to this Exhibit.

“Agreed Value” means (i) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Company, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such property and the adjusted basis thereof for federal income tax purposes as of such date.  A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property shall be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to this Exhibit and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained, with respect to each such Contributed Property or Adjusted Property, strictly in accordance with federal income tax accounting principles.

“Capital Account” has the meaning set forth in Section 2.

“Carrying Value” means (i) with respect to a Contributed Property, the 704(c) Value of such property, (ii) with respect to an Adjusted Property that was initially a Contributed Property, the 704(c) Value of such property adjusted (but not below zero) pursuant to provisions of this Exhibit including Section 2.D(2) and taking into account all Depreciation with respect to such Adjusted Property charged to the Members’ Capital Accounts, (iii) with respect to an Adjusted Property that was not initially a Contributed Property, the adjusted basis of such property for federal income tax purposes as adjusted (but not below zero) pursuant to provisions of this Exhibit including Section 2.D(2) and taking into account all Depreciation with respect to such Adjusted Property charged to the Members’ Capital Accounts and (iv) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with this Exhibit, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as otherwise provided in this Exhibit, or as deemed appropriate by the Management Committee.

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Contributed Property” means each property or other asset contributed to the Company, in such form as may be permitted by the Delaware Act, but excluding cash contributed or deemed contributed to the Company.  Once the Carrying Value of a Contributed Property is adjusted pursuant to this Exhibit, such property shall no longer constitute a Contributed Property for purposes of this Exhibit, but shall be deemed an Adjusted Property for such purposes.

“Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any other reasonable method selected by the Management Committee in its reasonable discretion subject to other provisions of this Exhibit.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deduction” as set forth in Regulations Section 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Net Profit” or “Net Loss” shall mean for each Fiscal Year the Company taxable income or taxable loss for such Fiscal Year, determined in accordance with this Exhibit.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Sections 5.B.(1)(a) and 5.B.(2)(a)(i) of this Exhibit hereto if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Partially Adjusted Capital Account” means, with respect to any Member for any Fiscal Year or other period, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in Section 2 of this Exhibit for all contributions and distributions during such period and all special allocations pursuant to Section 4 of this Exhibit with respect to such period, but before giving effect to any allocation with respect to such period pursuant to Section 3 of this Exhibit.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Sections 734, 743, and 754 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the federal income tax regulations issued by the U.S. Department of Treasury in their proposed, temporary and final forms, as amended from time to time.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.B.(1)(a) or 5.B.(2)(a) of this Exhibit to eliminate Book-Tax Disparities.

“704(c) Value” means with respect to any Contributed Property the fair market value of such property at the time of contribution as determined under this Agreement.  Subject to this Exhibit, the Management Committee shall elect to use such method as it reasonably deems appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to their fair market values.

“Target Capital Account” means, with respect to any Member for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to the difference between (i) the hypothetical distribution (if any) such Member would receive if all Company assets, including cash, were sold for cash equal to their Carrying Value (taking into account any adjustments to Carrying Value for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Carrying Value of the assets securing such liability), and the net proceeds to the Company of such sale (after satisfaction of said liabilities) were distributed in full pursuant to Article III and other applicable provisions, if any, of the Agreement on the last day of such period, minus (ii) the sum of such Member’s share of Company Minimum Gain and Member Minimum Gain, determined as provided in Section 4 of this Exhibit immediately prior to such deemed sale.

“Unrealized Gain” means, with respect to any item of Company property as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under this Exhibit) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to this Exhibit for the applicable Fiscal Year or other period) as of such date.

“Unrealized Loss” means, with respect to any item of Company property as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to this Exhibit) as of such date, over (ii) the fair market value of such property (as determined under this Exhibit for the applicable Fiscal Year or other period) as of such date.

2.	Capital Accounts of the Members

A. The Company shall maintain for each Member a separate “capital account” (“Capital Account”) in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of cash contributed or deemed contributed or the Agreed Value of all actual and deemed contributions of property made by such Member to the Company pursuant to this Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 2.B hereof and allocated to such Member pursuant to Section 3 or Section 4 hereof, and decreased by (x) the amount of cash distributed or deemed distributed or the Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 2.B hereof and allocated to such Member pursuant to Section 3 or Section 4 hereof.

B. For purposes of computing the amount of Net Profit or Net Loss to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any item of income, gain, deduction or loss shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)
Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company, provided that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv) (m)(4).

(2)
The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)
Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(4)
In lieu of the depreciation, amortization, depletion, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year.

(5)
In the event the Carrying Value of any Company asset is adjusted pursuant to Section 2.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specially allocated under Section 4 hereof shall not be taken into account.

C. Generally, a transferee of an interest in the Company shall succeed to a pro rata portion of the Capital Account of the transferor.

D.
(1)Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 2.D(2) hereof, the Carrying Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the times of the adjustments provided in Section 2.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 3 hereof.

(2)
Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (b) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided however that adjustments pursuant to clauses (a) and (b) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3)
In accordance with Regulations Section 1.704- 1(b)(2)(iv)(e), the Carrying Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the time any such asset is distributed.

(4)
In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Management Committee using such reasonable method of valuation as it may adopt.  The Management Committee shall allocate such aggregate fair market value among the assets of the Company in such manner as it determines in its reasonable discretion to arrive at a fair market value for individual properties.

E. The provisions of this Agreement (including this Exhibit) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Management Committee shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed in order to comply with such Regulations, the Management Committee may make such modification it reasonably deems appropriate, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to the Agreement upon the dissolution of the Company.  The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.	General Allocation Rules

After giving effect to the special allocations set forth in Section 4 of this Exhibit, all Net Profit and Net Loss (and to the extent necessary, as set forth in clauses (i), (ii) and (iii) of this Section 3, items of gross income, gain, expense and loss) of the Company shall be allocated among the Members as follows:

(1)
If the Company has a Net Profit for any Fiscal Year (determined prior to giving effect to this clause (1)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall be allocated items of Company expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account.  If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be divided among such Members in proportion to such difference.

(2)
If the Company has a Net Loss for any Fiscal Year (determined prior to giving effect to this clause (2)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall be allocated items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account.  If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among such Members in proportion to such difference.

(3)
Any remaining Net Profit or Net Loss (as computed after giving effect to clauses (1) and (2) of this Section 3) (and to the extent necessary to achieve the purposes hereof, items of income, gain, loss and deduction) shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration.  To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated pursuant to this clause (3).

4.	Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6).  This Section 4.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith solely for purposes of this Section 4.A, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 3 of this Exhibit with respect to such Fiscal Year and without regard to any decrease in Member Minimum Gain during such Fiscal Year.

B. Member Minimum Gain Chargeback.  Notwithstanding any other provision of the Agreement or this Exhibit (except Section 4.A hereof), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4).  This Section 4.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 4.B, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 3 of this Exhibit with respect to such Fiscal Year, other than allocations pursuant to Section 3.A hereof.

C. Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 4.A and 4.B hereof with respect to such Fiscal Year, such Member has an Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.  This Section 4.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D. Gross Income Allocation.  In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

E. Excess Percentage Depletion.  Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property

F. Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with the respective percentage interest of such Members.  If the Management Committee determines in its good faith discretion that the Company’s Nonrecourse Deductions must be reasonably allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Management Committee is authorized, upon notice to the Members, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

G. Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

H. Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

5.	Allocations for Tax Purposes

A. Except as otherwise provided in this Section 5, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 3 and 4 of this Exhibit.

B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Members as follows:

(1)	In the case of a Contributed Property

(a) such items attributable thereto shall be allocated among the Members consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 5.C of this Exhibit); and

(b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner that its correlative item of “book” gain or loss is allocated pursuant to Sections 3 and 4 of this Exhibit.

(2)	In the case of an Adjusted Property, such items shall

(a) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 2 hereof;

(b) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.B(1) of this Exhibit; and

(c) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner that its correlative item of “book” gain or loss is allocated pursuant to Sections 3 and 4 of this Exhibit.

In administering this Section 5.B, the Company shall use the “traditional method” with curative allocations as described in Regulations Section 1.704-3(b), unless such time as the Management Committee elects another method available under Regulations Section 1.704-3.

C. If any interest is transferred during a Fiscal Year, allocations made in this Exhibit for such Fiscal Year shall be allocated, using any permissible method selected at the reasonable discretion of the Management Committee.